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                [LETTERHEAD OF INTERSTATE BAKERIES CORPORATION]

                                                                    Exhibit 99.1

                                 July 22, 1997

Mr. James R. Elsesser
Vice President and Chief Financial Officer
Ralston Purina Company
Checkerboard Square - 15T
St. Louis, MO 63164

Dear Jim:

     This letter is being sent to you to confirm our mutual agreement with respect to the sale by Ralston Purina Company ("Ralston") of additional Stock Appreciation Income Linked Securities ("SAILS"), which may be exchangeable at maturity, at Ralston's option, for a number of shares of IBC Common Stock or cash with an equivalent value. Ralston has registered the offering of the SAILS pursuant to its Form S-3 Registration Statement No. 333-29759, filed May 29, 1997, and Interstate Bakeries Corporation ("IBC") has registered the underlying shares of IBC Common Stock for which the SAILS may be exchanged on its Form S-3 Registration Statement No. 333-27961, filed May 29, 1997.

     Ralston has informed IBC that, pursuant to Rule 462(b) under the Securities Act of 1933, as amended, it has elected to file a post-effective amendment to its registration statement in order to register additional SAILS representing 20% of the $400,000,000 maximum aggregate offering price originally registered (the "Additional SAILS"). This letter confirms that IBC consents to the registration and offering of the Additional SAILS and hereby waives it rights, under Section 4.1 of the Shareholder Agreement (the "Agreement") between Ralston, VCS Holding Company and IBC dated July 22, 1995, to acquire the shares of IBC Common Stock which will become exchangeable for the Additional SAILS, to the extent that such shares of IBC Common Stock are actually exchanged for the Additional SAILS at maturity.

     IBC also agrees to post-effectively amend, at its own expense, its registration statement, in order to register the shares of IBC Common Stock which will be exchangeable for the Additional SAILS. The offering of the SAILS, including the offering of the Additional SAILS, shall be deemed to be the exercise of a single Demand Registration under the Agreement. The side letters dated June 19, 1997 and July 3, 1997 regarding the payment of fees, costs and expenses of the SAILS shall be deemed to apply to the Additional SAILS, provided, however, that Ralston agrees to pay the SEC filing fees with respect to both the Additional SAILS and the IBC Common Stock subject to the Additional SAILS.
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Mr. James R. Elsesser
July 22, 1997
Page 2


     If the foregoing is acceptable to you, please indicate by signing two of the originals of each of this letter where indicated and returning them to us.

                                          INTERSTATE BAKERIES CORPORATION


                                          By: /s/ Ray Sandy Sutton
                                              ---------------------------------
                                              Ray Sandy Sutton
                                              Vice President

RALSTON PURINA COMPANY



By: /s/ James R. Elsesser
    ------------------------------------------
    James R. Elsesser
    Vice President and Chief Financial Officer


cc: James M. Neville, Esq.
    General Counsel
    Ralston Purina Company
    Checkerboard Square
    St. Louis, MO 63102

    Paul E. Yarick
    Vice President and Treasurer
    Interstate Bakeries Corporation
    12 East Armour Boulevard
    Kansas City, MO 64111